Filed Pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus dated July 28, 2015
Registration No. 333-203238

Up to 3,125,000 Units
Consisting of One Share of Common Stock and
One Warrant to Purchase One-half Share of Common Stock

This free writing prospectus relates to the initial public offering of common stock and warrants of Innovation Economy Corporation, which does business under the name “ieCrowd”. It should be read together with ieCrowd’s final prospectus dated July 10, 2015 relating to the offering, which has been filed by ieCrowd with the Securities and Exchange Commission (the SEC) and which may be accessed through the following web link:

http://www.sec.gov/Archives/edgar/data/1563004/000121390015005095/f424b3071015_innovation.htm

It should also be read together with any later-dated prospectus relating to the offering and the other documents filed by ieCrowd with the SEC. As stated in ieCrowd’s prospectus, investing in ieCrowd securities involves a high degree of risk. ieCrowd is at an early stage of its development and its securities may only be appropriate for long-term investment. ieCrowd’s independent registered public accounting ?rm has issued an audit opinion that includes a statement expressing substantial doubt as to ieCrowd’s ability to continue as a going concern. You should purchase ieCrowd securities only if you can afford to lose your entire investment.

Innovation Economy Corporation has filed a final prospectus with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the final prospectus and other documents Innovation Economy Corporation has filed with the SEC for more complete information about Innovation Economy Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the prospectus may be obtained from TriPoint Global Equities, LLC if you request it by calling, toll-free, 1-800-304-6994.

Below is the English translation of a transcript of a video in Chinese being used by ieCrowd executives in presentations being made to potential IPO investors in China.

Transcript

[0:01 – 0:04]

Very special welcome to friends of Mr. Chen

[0:04 – 0:09]

I am Dr. Heng Jia Su, a research scientist at Nano Engineered Applications.

[0.09 - 0:12]

NEA is a subsidiary of ieCrowd.

[:12 - 0:24]

I am currently in the NEA Lab in San Diego, California. The NEA Lab is developing Nuuma, which is a nano material based gas sensor.

[0:29 – 0:37]

The gas sensor that NEA is developing is very small, uses power at a very low level; and the best part is that it could detect multiple types of gases and the amount of each type down to per billion level.

[0:37 – 0:52]

Our nano gas sensor could be used in cell phones and different kinds of mobile devices. The potential applications of NEA nano gas sensor include air pollution, agriculture, and home land security.

[0:53 – 1:03]

As we realize that the air pollution in Beijing is severe. Those pollutants in the air include carbon monoxide, sulfur dioxide, and nitrogen dioxide.

[1:03 – 1:14]

Imagine one day, you could use your cell phone to understand the air quality around you and this will deeply affect your health.

[1:14 – 1:18]

Now, I would like to give you a lab tour.

[1:18 – 1:26]

Please look at the chip here. This is the sensor chip and we will place carbon nano tubes (CNTs) on top of it.

[1:26 – 1:29]

And, this is a picture briefly showing NEA sensor chip design.

[1:30 -1:35]

This is brief sketch for NEA nano gas sensor.

[1:35 – 1:40]

CNTs are placed in between the electrodes.

[1:40 – 1:50]

On top of the CNTS, we would place metals, metal oxides, etc. to enhance the sensing performance and obtain the best result.

[1:52 – 1:54]

This is a potentiostat

[1:54 – 2:01]

We use the potentiostat to create and functionalize NEA nano gas sensors.

[2:02 – 2:06]

This is a source measurement unit and a waveform generator.

[2:08 – 2:09]

These two devices are used to measure the electrical properties of NEA nano gas sensors.

[2:10 – 2:20]

The chips that are currently under development, once made, will be put under this wire bonder to connect the chips and electronic devices.

[2:20 – 2:24]

Here we have different versions of our evaluation boards/kits.

[2:24 – 2:30]

And we also have the case for the evaluation kits.

[2:30 – 2:38]

NEA is also developing the Application/Software that could be used in cellphone and different kinds of mobile devices.

[2:38 – 2:42]

Thank you for watching this video.